 As filed with the Securities and Exchange Commission on August 17, 1999
                                                     Registration No. 333-80165

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             Amendment No. 4
                                   Form S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------
                             PURCHASEPRO.COM, INC.
            (Exact name of registrant as specified in its charter)

              Nevada                             7389                          88-0385401
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)          Identification No.)

                                ---------------
        3291 N. Buffalo Drive, Las Vegas, Nevada 89129, (702) 316-7000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                             Christopher P. Carton
                     President and Chief Operating Officer
                3291 N. Buffalo Drive, Las Vegas, Nevada 89129
                                (702) 316-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                with a copy to:

           Michael J. Halloran, Esq.                             Peter Cohn, Esq.
             James P. Clough, Esq.                            Scott D. Elliott, Esq.
            Patrick J. Devine, Esq.                          Andrew P. Johnson, Esq.
            Jeffrey S. Harrell, Esq.                    Orrick, Herrington & Sutcliffe LLP
         Pillsbury Madison & Sutro LLP                           1020 Marsh Road
             235 Montgomery Street                             Menlo Park, CA 94025
            San Francisco, CA 94104                               (650) 614-7400
                 (415) 983-1000

                                ---------------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement numbers of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        Calculation of Registration Fee
-------------------------------------------------------------------------------
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
                                                      Proposed maximum        Amount of
Title of each class of securities to be registered    offering price(1)  registration fee(2)
--------------------------------------------------------------------------------------------
Common stock, $.01 par value........                    $59,800,000            $16,625

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Previously paid.

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said
Section 8(a), may determine.

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


                             Explanatory Note:

 This Amendment No. 4 is being filed solely for the purpose of filing exhibits.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                                                                     Payable by
                                                                     Registrant
                                                                     ----------
   SEC registration fee............................................. $   16,625
   National Association of Securities Dealers, Inc. filing fee......      6,480
   Blue Sky fees and expenses.......................................      5,000
   Accounting fees and expenses.....................................    250,000
   Legal fees and expenses..........................................    600,000
   Printing and engraving expenses..................................    300,000
   Registrar and Transfer Agent's fees..............................     50,000
   Miscellaneous fees and expenses..................................    131,895
                                                                     ----------
     Total.......................................................... $1,360,000
                                                                     ==========

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Sections 78.7502 and 78.751 of the Nevada General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of our articles of incorporation (Exhibit 3(i).2 hereto) provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada General Corporation Law. We have also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

   The Underwriting Agreement (Exhibit 1.1) provides for indemnification by ourselves, our underwriters and our directors and officers of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

   On January 12, 1998, Registrant sold and issued an aggregate of 7,700,000 shares of common stock to three founders for an aggregate purchase price of $399,382. Of these shares, 925,000 were subsequently contributed to capital and 2,228,000 were sold by affiliates of PurchasePro.com as follows:

  . January 15, 1998: 800,000 shares of common stock from Charles E. Johnson,
    Jr., a founder and the Chairman and Chief Executive Officer of Registrant, to Christopher P. Carton, the President and Chief Operating Officer of Registrant, at a purchase price of $0.01 per share, for cash consideration in the aggregate amount of $8,000.

  . January 15, 1998: Mr. Johnson granted Robert G. Layne options to purchase
    125,000 shares of common stock owned by Mr. Johnson at $0.50 per share.

  . January 15, 1998: Mr. Johnson granted Larry Hancock options to purchase
    100,000 shares of common stock owned by Mr. Johnson at $0.50 per share.

  . June 4, 1998: 75,000 shares of common stock from Mr. Johnson to Thomas
    Leahy at a purchase price of $0.10 per share, for cash consideration in the aggregate amount of $7,500.

  . June 4, 1998: 75,000 shares of common stock from Mr. Johnson to John
    Patrick Leahy at a purchase price of $0.10 per share, for cash consideration in the aggregate amount of $7,500.

  . June 4, 1998: 75,000 shares of common stock from Mr. Johnson to American
    Hotel Register at a purchase price of $0.10 per share, for cash consideration in the aggregate amount of $7,500.

  . June 4, 1998: 75,000 shares of common stock from Mr. Johnson to Robert
    Schmidt at a purchase price of $0.10 per share, for cash consideration in the aggregate amount of $7,500.

  . June 4, 1998: 6,000 shares of common stock from Mr. Carton to Peter
    Keseric at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $15,000.

  . June 4, 1998: 40,000 shares of common stock from Mr. Johnson to John
    Chiles at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $100,000.

  . June 4, 1998: 100,000 shares of common stock from Mr. Johnson to James N.
    Gray Co. at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $250,000.

  . June 4, 1998: 40,000 shares of common stock from Mr. Carton and 40,000 shares of common stock from Dr. Erickson to SC Holdings LLC at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $200,000.

  . June 4, 1998: 120,000 shares of common stock from Mr. Johnson to Bradley
    D. Redmon at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $300,000.

  . August 5, 1998: 80,000 shares of common stock from Mr. Johnson and 20,000 shares of common stock from Mr. Carton to Black Mountain Investment Group at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $250,000.

  . September 1, 1998: 20,000 shares of common stock from Mr. Carton to
    Richard Yukes at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $50,000.

  . September 14, 1998: 10,000 shares of common stock from Mr. Johnson to
    Bruce D. Smith at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $25,000.

  . October 1, 1998: 20,000 shares of common stock from Mr. Johnson to
    Scheiner Family Trust at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $50,000.

  . October 1, 1998: 15,000 shares of common stock from Mr. Johnson to
    Millenium Partners LLC at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $37,500.

  . November 6, 1998: 20,000 shares of common stock from Mr. Johnson to
    Gerald F. Healy at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $50,000.

  . November 6, 1998: 20,000 shares of common stock from Mr. Johnson to Traxx
    Irrevocable Trust at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $50,000.

  . December 10, 1998: 10,000 shares of common stock from Mr. Johnson to
    Sigma XIII Irrevocable Trust at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $25,000.

  . December 10, 1998: 10,000 shares of common stock from Mr. Johnson to
    Woodford Webb at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $25,000.

  . January 12, 1999: 300,000 shares of common stock from Mr. Johnson to
    Earnest Hanna at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $750,000.

  . January 22, 1999: 8,000 shares of common stock from Dr. Erickson to
    Gerard Turiano at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $20,000.

  . March 8, 1999: 4,000 shares of common stock from Dr. Erickson to
    McDonalds Investment, Inc., for the benefit of Nicholas A. Perrino, at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $10,000.

  . May 17, 1999: 20,000 shares of common stock from Dr. Erickson to Maurice
    Gallagher at a purchase price of $2.50 per share, for cash consideration in the aggregate amount of $50,000.

  . June 3, 1999: 225,000 shares of common stock from Mr. Johnson to Stephen
    Dawahare at a purchase price of $3.50 per share, for consideration in the aggregate amount of $787,500 consisting of a release and an assignment of rights.

  . June 29, 1999: options to purchase 378,000 shares of common stock owned by Dr. Erickson from Dr. Erickson to Mr. Johnson for $13.23 per share.

   On January 15, 1998, Registrant sold and issued an aggregate of 2,300,000 shares of common stock to a group of 13 investors (the "Lexington Investor Group"), including Mr. Redmon, in connection with such investors' loan of $2,300,000 to Registrant pursuant to a Loan and Stock Purchase Agreement at a price per share of $0.03. The Lexington Investor Group subsequently contributed 1,475,000 of these shares of common stock back to Registrant in connection with the repayment of the investors' loan and the Series A Preferred Stock financing.

   On June 4, 1998, Registrant sold and issued an aggregate of 2,100,000 shares of Series A Preferred Stock, at a purchase price of $2.50 per share, for cash in the aggregate amount of $5,250,000 to a group of 38 investors, including the Gallagher Corporation, Flynn Corporation, Mr. Redmon and Mr. Chiles, pursuant to a Securities Purchase Agreement.

   On June 4, 1998, Registrant issued warrants to Jefferies & Company, Inc. to purchase 200,000 shares of common stock at a purchase price of $0.01 per share, in connection with assisting Registrant with its Series A Preferred Stock financing and other financial advisory services. These warrants were exercised in May 1999 and Jefferies & Company, Inc. was issued 200,000 shares of common stock.

   On June 4, 1998, Registrant issued warrants to John G. Chiles, at the direction of Jefferies & Company, Inc., to purchase 30,000 shares of common stock at a purchase price of $0.01 per share, in connection with assisting Registrant with its Series A Preferred Stock financing and other financial advisory services. These warrants were exercised in May 1999 and Mr. Chiles was issued 30,000 shares of common stock.

   On June 4, 1998, Registrant issued warrants to purchase 170,000 shares of common stock to Ron Booth, Mr. Gallagher and Timothy Flynn at a purchase price of $0.01 per share, in connection with their investment in Registrant's Series A Preferred Stock. These warrants were exercised in February 1999 and these individuals were issued an aggregate of 170,000 shares of common stock.

   On September 18, 1998, Registrant issued warrants to purchase an aggregate of 159,999 shares of common stock to Mr. Johnson, Alex Boone, Mr. Gallagher, Mr. Flynn and RMC Capital Corporation at a purchase price of $0.01 per share, in connection with a loan made to Registrant by such individuals. Mr. Johnson exercised his warrant for 53,333 shares of common stock in June 1999.

   On June 2, 1999, Registrant sold and issued an aggregate of 3,300,000 shares of Series B Preferred Stock, at a purchase price of $3.50 per share, for cash in the aggregate amount of $11,550,000 to a group of 57 investors, including Mr. Gallagher, Mr. Flynn, Mr. Chiles, David I. Fuente and Mr. Redmon, pursuant to a Securities Purchase Agreement.

   On June 2, 1999, Registrant issued an aggregate of 450,000 shares of common stock to the holders of Series A Preferred Stock, consisting of 38 holders, including the Gallagher Corporation, Flynn Corporation, Mr. Redmon and Mr. Chiles, in consideration of these holders' waiver of certain anti-dilution rights triggered by the issuance of the Series B Preferred Stock.

   As of June 30 1999, we have granted options to purchase 2,725,280 shares of common stock to employees, consultants and other service providers of PurchasePro.com under our 1998 Stock Option and Incentive Plan.

   The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits

   See exhibits listed on the Exhibit Index following the signature page of the Form S-1 which is incorporated herein by reference.

   (b) Financial Statement Schedules

   Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

Item 17. UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) The Registrant will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 17th day of August, 1999.

                                          PURCHASEPRO.COM, INC.

                                          By /s/ Charles E. Johnson, Jr.
                                            -----------------------------------
                                                Charles E. Johnson, Jr.
                                                Chief Executive Officer and
                                                 Chairman


                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles E. Johnson, Jr. and Christopher P. Carton, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 Name                                  Title                       Date
                 ----                                  -----                       ----

     /s/ CHARLES E. JOHNSON, JR.       Chief Executive Officer and Chairman      August 17,
 ____________________________________                                                  1999
       Charles E. Johnson, Jr.

                  *                    Chief Operating Officer, President,       August 17,
 ____________________________________   Secretary and Director                         1999
        Christopher P. Carton

                  *                    Senior Vice President, Chief              August 17,
 ____________________________________   Financial Officer and Treasurer                1999
         Richard C. St. Peter

                  *                    Vice President--Finance, Chief            August 17,
 ____________________________________   Accounting Officer                             1999
           Scott H. Miller

                  *                    Director                                  August 17,
 ____________________________________                                                  1999
            John G. Chiles

                  *                    Director                                  August 17,
 ____________________________________                                                  1999
           David I. Fuente

                  *                    Director                                  August 17,
 ____________________________________                                                  1999
          J. Terrence Lanni


                Name                                  Title                      Date
                ----                                  -----                      ----

                 *                    Director                              August 17, 1999
____________________________________
         Michael D. O'Brien

                 *                    Director                              August 17, 1999
____________________________________
         Bradley D. Redmon


*By: /s/ Charles E. Johnson, Jr.
     ___________________________
       Charles E. Johnson, Jr.
         (Attorney-in-Fact)

                                 EXHIBIT INDEX

  Exhibit
   Number                         Description of Document
  -------                         -----------------------
     1.1**  Form of Underwriting Agreement.

  3(i).1**  Amended and Restated Articles of Incorporation.

  3(i).2 Form of Amended and Restated Articles of Incorporation to be effective upon completion of this offering.

 3(ii).1**  Bylaws of the Registrant, as amended.
 3(ii).2**  Form of Amended and Restated Bylaws to be effective upon completion of this offering.

     4.1    Form of Common Stock Certificate.

     5.1    Opinion of Pillsbury Madison & Sutro LLP.

    10.1** Form of Indemnification Agreement between the Registrant and each of its directors and officers.

    10.2** 1998 Stock Option and Incentive Plan and forms of agreements thereunder.

    10.3**  1999 Stock Plan.

    10.4**  Securities Purchase Agreement dated as of June 1, 1998 between
            Registrant and the purchasers of its Series A Preferred Stock.

    10.5**  Securities Purchase Agreement dated as of April 30, 1999 between
            Registrant and the purchasers of its Series B Preferred Stock.

    10.6**  First Amended and Restated Stockholders Agreement dated as of April
            30, 1999 between the Registrant and the holders of Series A
            Preferred Stock and Series B Preferred Stock.

    10.7+** Agreement dated as of January 4, 1999 between Registrant and the Greater Phoenix Chamber of Commerce.

    10.8+ Software Agency and Services Agreement dated as of May 3, 1999 among Registrant, ZoomTown.com, Inc. and Bradley D. Redmon.

    10.9+** Agreement dated as of May 1, 1999, between Registrant and
            Hospitalitycity pte ltd.

    10.10   Agreement dated as of January 1999 between Registrant and E-
            Marketpro, LLC.

    10.11** Letter of Employment between Registrant and Charles E. Johnson, Jr.

    10.12** Letter of Employment between Registrant and Christopher P. Carton.

    10.13** Employment Agreement between Registrant and Jeffrey A. Neppl.

    10.14** Letter of Employment between Registrant and Robert G. Layne.

    10.15** Warrant dated as of July 22, 1999, by and between Registrant and Office Depot, Inc.

    10.16** Letter of Employment between Registrant and Richard C. St. Peter.

    23.1**  Consent of Arthur Andersen LLP.

    23.2    Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1).

    24.1    Power of Attorney (see Page II-5).

    27.1**  Financial Data Schedule.

--------
*  To be filed by amendment.
**  Previously filed.
+ Confidential treatment has been requested with respect to certain portions of these agreements.